Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Fifth Third Bancorp:

We have examined management’s assertion that Fifth Third Bank (the “Company”) has complied as of December 31, 2004 and for the period from June 1, 2004 to December 31, 2004, with its established minimum servicing standards for automobile loans described in the accompanying Management’s Assertion dated March 8, 2005. Management is responsible for the Company’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants as adopted by the Public Company Accounting Oversight Board and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with its minimum servicing standards.

In our opinion, management’s assertion that the Company complied with the aforementioned minimum servicing standards as of December 31, 2004 and for the period from June 1, 2004 to December 31, 2004, is fairly stated, in all material respects based on the criteria set forth in Appendix I.

/s/    DELOITTE & TOUCHE LLP

Cincinnati, Ohio

March 8, 2005

MANAGEMENT’S ASSERTION

March 8, 2005

As of December 31, 2004 and for the period from June 1, 2004 to December 31, 2004, Fifth Third Bank (the “Company”) has complied in all material respects, with the Company’s established minimum servicing standards for automobile loans as set forth in Appendix I (the “Standards”). The Standards are based on the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers, modified to address the unique characteristics of servicing automobile loans. As of and for this same period, the Company was covered by a fidelity bond in the amount of $75,000,000 and an errors and omissions policy in the amount of $10,000,000 from January 1, 2004 to June 30, 2004 and $15,000,000 from July 1, 2004 to December 31, 2004.

/S/ DIANE DEWBREY
Diane Dewbrey
Senior Vice President

/S/ JAMES E. SAPITRO James E. Sapitro
Senior Vice President

APPENDIX I

FIFTH THIRD BANK’S MINIMUM SERVICING STANDARDS

I.	CUSTODIAL BANK ACCOUNTS

1.	Reconciliations shall be prepared on a monthly basis for all custodial general ledger accounts and related bank clearing accounts. These reconciliations shall:

•	be mathematically accurate;

•	be prepared within forty-five (45) calendar days after the cutoff date;

•	be reviewed and approved by someone other than the person who prepared the reconciliation; and

•	document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

II.	PAYMENTS

1.	Payments shall be deposited into the custodial general ledger accounts and related bank clearing accounts within two business days of receipt.

2.	Payments made in accordance with the debtors’ loan documents shall be posted to the applicable account records within two business days of receipt.

3.	Payments shall be allocated to principal and interest in accordance with the loan documents.

4.	Payments identified as payoffs shall be allocated in accordance with the loan documents.

III.	DISBURSEMENTS

1.	Disbursements made via wire transfer on behalf of an investor shall be made only by authorized personnel.

2.	Disbursements made on behalf of a debtor or investor shall be posted within two business days to the account or investor’s records maintained by the servicing entity.

3.	Amounts remitted to investors per the servicer’s investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

IV.	INVESTOR ACCOUNTING AND REPORTING

1.	Investor reports are sent on a monthly basis listing the total unpaid principal balance and number of loans serviced.

V.	AUTOMOBILE LOAN ACCOUNTING

1.	The servicing entity’s automobile loan records shall agree with, or reconcile to, the records of the debtor with respect to the unpaid principal balance on a monthly basis.

VI.	DELINQUENCIES

1.	Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity’s activities in monitoring delinquent contracts including, for example, phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).

VII.	INSURANCE POLICIES

1.	A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management’s assertion.